Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-81820, 333-99529, 333-146145, 333-170400, and 333-170401) on Form S-8 and (No. 333-115274) on Form S-4 of Synaptics Incorporated of our report dated August 24, 2012, with respect to the consolidated balance sheets of Synaptics Incorporated and subsidiaries as of June 30, 2012 and June 25, 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2012, and the effectiveness of internal control over financial reporting as of June 30, 2012, which report appears in the June 30, 2012 annual report on Form 10-K of Synaptics Incorporated.

/s/ KPMG LLP

Santa Clara, California

August 24, 2012